Exhibit 10.1
FORUM ENERGY TECHNOLOGIES, INC.
2016 STOCK AND INCENTIVE PLAN

2023 EMPLOYEE CASH AWARD AGREEMENT
This Cash Award Agreement (this “Agreement”) is made as of the _____ day of ____________, 2023 (the “Date of Grant”), between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and _________________ (the “Employee”).
1.Award. Pursuant to the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan, as amended (the “Plan”), the Employee is hereby awarded a cash award in the aggregate amount of $[amount] (the “Cash Award”), subject to certain restrictions thereon as specified in this Agreement. The Employee acknowledges receipt of a copy of the Plan, and agrees that this award shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. Capitalized terms used in this Agreement that are not defined herein shall have the meanings given to them in the Plan.
2.Forfeiture Restrictions and Assignment.
(a)Restrictions. The Cash Award may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and except as otherwise provided in Section 3, in the event of the Employee’s termination of employment for any reason whatsoever, the Employee shall, for no consideration, forfeit all unvested portions of the Cash Award. The obligation to forfeit unvested portions of the Cash Award upon termination of employment as provided in the preceding sentence is herein referred to as the “Forfeiture Restrictions.”
(b)Lapse of Forfeiture Restrictions. Provided that the Employee has been continuously employed by the Company or any of its Affiliates (collectively, the “Company Group”) from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse and the Cash Award shall otherwise become vested with respect to a percentage of the Cash Award determined in accordance with the following schedule:
Vesting Date             Additional Percentage of
            Total Cash Award
            Vesting on Vesting Date
First Anniversary of Date of Grant                33%
Second Anniversary of Date of Grant                33%
Third Anniversary of Date of Grant                Remainder
Except as otherwise provided in Section 3, any portion of the Cash Award with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 2(b) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

3.Termination of Employment.
(a)Death or Disability. If the Employee dies or becomes Disabled (as defined below), to the extent not previously vested pursuant to Section 2(b) above, each third of the Cash

Award described in Section 2(b) that is unvested as of the date of the Employee’s death or Disability, as applicable, shall become vested in a pro rata amount determined by a fraction with respect to each unvested third of the Cash Award, the numerator of which shall be the number of months (not including any partial months) that have elapsed for the period beginning on the Date of Grant and ending on the date of the Employee’s death or Disability, as applicable, and the denominator of which shall be the number of months (not including any partial months) in the period beginning on the Date of Grant and ending on the corresponding Vesting Date on which each such unvested one-third of the Cash Award would have vested pursuant to Section 2(b). Any remaining unvested Cash Award shall be forfeited. To the extent vested pursuant to this Section 3(a), the Cash Award will be paid to the Employee within 30 days after the Employee’s death or Disability, as applicable. For purposes of this Section 3(a), an Employee shall become “Disabled” or have a “Disability” on the date that the Employee becomes eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.
(b)Retirement. If the Employee’s employment with the Company Group is terminated by reason of Retirement (as defined below), to the extent not previously vested pursuant to Section 2(b) above, the Committee may, in its sole and absolute discretion, determine to vest the Cash Award in a pro rata amount determined by a fraction, the numerator of which shall be the number of months (not including any partial months) that have elapsed for the period beginning on the Date of Grant and ending on the date of the Employee’s Retirement, and the denominator of which shall be the number of months (not including any partial months) in the period beginning on the Date of Grant and ending on the corresponding Vesting Date on which each such unvested one-third of the Cash Award would have vested pursuant to Section 2(b). To the extent vested pursuant to this Section 3(b), the Cash Award will be paid to the Employee within 30 days after the date of the Employee’s Retirement. For purposes of this Section 3(b), “Retirement” shall mean termination of the Employee’s service relationship with all members of the Company Group which is specifically determined by the Committee in its sole and absolute discretion to constitute Retirement.
4.Payment of Vested Award; Withholding of Tax. Except as otherwise provided in Section 2(b) or 3, the vested portion of the Cash Award shall be paid to the Employee no later than 15 days after the lapse of Forfeiture Restrictions, less all applicable federal, state, local or foreign tax taxes and withholdings. The Employee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Cash Award, the lapse of any Forfeiture Restrictions or the payment of such Cash Award.
5.Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of the Company Group. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment with the Company Group at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee. Nothing in the adoption of the Plan, nor the award of the Cash Award thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company Group or affect in any way the right of the Company Group to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company Group for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.

6.Section 409A. The Cash Award is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) including, but not limited to, by reason of compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of this Agreement shall be administered, interpreted and construed accordingly. Payments under this Agreement shall be treated as a right to receive a series of separate payments for purposes of Section 409A. If the Employee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Employee has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 3 hereof, any payment on account of a separation from service that is deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Employee’s separation from service or (ii) such earlier date as complies with the requirements of Section 409A. To the extent required to comply with Section 409A, the Employee shall be considered to have terminated employment with the Company Group when the Employee incurs a “separation from service” with a member of the Company Group within the meaning of Section 409A(a)(2)(A)(i) of the Code. The Company makes no commitment or guarantee to the Employee that any federal or state tax treatment shall apply or be available to any person eligible for benefits under this Agreement.
7.Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
8.Amendment. Any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of the Company.
9.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.
                        FORUM ENERGY TECHNOLOGIES, INC.

                        By:
        Neal Lux
        President and CEO

                        EMPLOYEE

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